Exhibit 10.3
          THIS AMENDMENT AND WAIVER AGREEMENT, dated as of January 30, 2009 (this “Closing Agreement”), by and between Flagstar Bancorp, Inc., a corporation organized under the laws of the State of Michigan (the “Company”) and MP Thrift Investments L.P. a Delaware limited partnership (“Purchaser”, and together with the Company, the “Closing Parties”).
          WHEREAS, the Closing Parties entered into that certain Investment Agreement, dated as of December 17, 2008 (the “Original Agreement”);
          WHEREAS, in accordance with Section 6.3 of the Original Agreement, the Closing Parties wish to waive certain closing conditions as and to the extent provided in Section 2 of this Closing Agreement (the “Waiver”);
          WHEREAS, in accordance with Section 6.3 of the Original Agreement, the Closing Parties desire to amend certain provisions of the Original Agreement as and to the extent provided in Sections 3 and 4 of this Closing Agreement; and
          WHEREAS, in connection with the agreement to grant the Waiver, the Closing Parties have agreed to the terms of Additional Capital (as defined below) on the terms set forth herein.
          NOW, THEREFORE, in consideration of the foregoing and the agreements herein contained, the Closing Parties agree as follows:
     1. Pursuant to Section 1.2(a), the Closing Parties agree that, subject to the satisfaction of all conditions to Closing set forth in the Original Agreement or waiver thereof (as set forth herein), the Closing Date shall be January 30, 2009.
     2. The Closing Parties hereby waive compliance with the closing condition set forth in Section 1.2(c)(1)(B) of the Original Agreement, solely with respect to the timing (i.e., “prior to the Closing Date”) of the receipt of proceeds of TARP Transaction, and hereby amend such section by adding the words “or on” directly following the words “prior to”.
     3. The Closing Parties hereby agree to replace the words “not more than $5 million” in Recital G (Management Purchase) of the Original Agreement with “not more than approximately $5.32 million”.
     4. The Closing Parties hereby agree to a delete the following consents and determinations from the definition of Required Approval in the Original Agreement: (a) the Required Approval specified in Company Disclosure Schedule 2.2(f)(k) to the Original Agreement and (b) the written determination by each of the FDIC and the OTS as to “institution affiliated party” status specified in Section 2.2(f) of the Original Agreement.

     5. Subject to the terms and conditions set forth in the Original Agreement and subject to the delivery of such certificates and customary subscription agreements and documentation as are reasonably agreed by the Closing Parties, the Company shall issue additional securities and the Purchaser (or its designee) shall purchase the additional securities (collectively, the “Additional Capital”) on the following terms:
     (a) No later than February 13, 2009, Purchaser will deliver $25,000,000 to the Company and the Company will issue and deliver to the Purchaser 25,000 shares of preferred stock with terms substantially identical to the Convertible Preferred Stock;
     (b) At any time following the purchase described in clause (a) above, upon two weeks prior notice by the Company to Purchaser (to be delivered no later than February 27, 2009), Purchaser will deliver $25,000,000 to the Company and the Company will issue and deliver to the Purchaser 25,000 shares of preferred stock with terms substantially identical to the Convertible Preferred Stock; and
     (c) At any time following the purchases described in clauses (a) and (b) above, upon two weeks prior notice by the Company to Purchaser (to be delivered no later than March 13, 2009), Purchaser will deliver $50,000,000 to the Company and the Company will issue and deliver to the Purchaser shares of trust preferred stock with an aggregate liquidation preference of $50,000,000 and a dividend rate of 10%, and convertible, in whole or in part, into Common Stock at the option of the Purchaser on April 1, 2010 at a conversion price equal to 90% of the volume-weighted average price per share during the period from February 1, 2009 to April 1, 2010, subject to a minimum of $0.80 and a maximum of $2.00; Purchaser’s conversion right shall lapse if not exercised on April 1, 2010, and such shares shall be redeemable by the Company at any time after January 30, 2011.
     6. The Closing Parties further agree that, until any required approval by Stockholders pursuant to Section 312.03 of the NYSE Listed Company Manual is obtained, the voting rights of any shares issued pursuant to Sections 5(b) and 5(c) above shall be capped such that the aggregate voting rights of shares issued under Section 5 of this Closing Agreement is no greater than 4.9% on an as converted basis.
     7. Each party hereto represents and warrants that this Closing Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance to its terms.
     8. This Closing Agreement shall be governed by and construed in accordance with the laws of the State of New York.
     9. This Closing Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Closing Agreement.
     10. Except to the extent expressly amended or waived by this Closing Agreement, all terms of the Original Agreement shall remain in full force and effect without amendment, change or modification.

     11. All references in the Original Agreement to “this Agreement”, “the Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference to the Original Agreement in any other agreements, documents or instruments executed and delivered pursuant to or in connection with the Original Agreement shall be deemed to mean and be a reference to the Original Agreement as amended or waived by this Closing Agreement.
     12. Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Original Agreement.
[The following page is a signature page.]

     IN WITNESS WHEREOF, this Closing Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

FLAGSTAR BANCORP, INC.
By:	/s/ Matthew Roslin
	Name:	Matthew Roslin
	Title:	EVP

MP THRIFT INVESTMENTS L.P.
By:	MP (Thrift) Global Partners III LLC, its General Partner
/s/ Robert H. Weiss
	Name:	Robert H. Weiss
	Title:	General Counsel